Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2018 relating to the financial statements and financial statement schedule, which appears in MongoDB Inc.'s Annual Report on Form 10‑K for the year ended January 31, 2018.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 30, 2018